Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of August 17, 2017 between Chicken Soup for the Soul Holdings, LLC, Chicken Soup for the Soul Productions, LLC and William J. Rouhana, Jr. (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership in Class A common stock, $0.0001 par value per share, of Chicken Soup for the Soul Entertainment, Inc. Each Party hereto agrees that the Schedule 13D, dated August 17, 2017, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

CHICKEN SOUP FOR THE SOUL HOLDINGS, LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Chief Executive Officer

CHICKEN SOUP FOR THE SOUL PRODUCTIONS, LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Chief Executive Officer

/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.